Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This THIRD AMENDMENT TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Third Amendment”) is entered into as of May 1, 2020, among Dean Foods Company, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Coöperatieve Rabobank U.A., New York Branch, as administrative agent (the “Administrative Agent”), the Lenders and Voting Participants party hereto (collectively (including any Voting Participant that provides the confirmation set forth in Section II hereof and consents to the amendments contained herein indirectly through consent of the Lender that participated its Loans and/or Commitments to such Voting Participant), the “Consenting Lenders and Consenting Voting Participants”) and the other parties hereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Amended Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Lenders party thereto and the Administrative Agent are parties to that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of November 14, 2019 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”, and the Credit Agreement as amended by this Third Amendment, the “Amended Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders and Voting Participants agree to make certain amendments and other modifications and provide certain consents set forth below, and the Administrative Agent and the Consenting Lenders and Consenting Voting Participants have agreed to such amendments and other modifications and have agreed to provide such consents.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section I. Rules of Construction. The interpretive matters specified in Section 1.03 of the Credit Agreement shall apply to this Third Amendment, including the terms defined in the preamble and recitals hereto.

Section II. Confirmation Regarding Treatment of the Specified Asset Sales.

A.       Effective as of the Third Amendment Effective Date (as defined below), the Consenting Lenders and Consenting Voting Participants hereby acknowledge and agree that, so long as the Borrower remains at all times in compliance with Section 2.11 of the Amended Credit Agreement, none of (A) the consummation of any or all of the Specified Asset Sales, in each case, in accordance with the applicable Bankruptcy Court orders, (B) the performance by the Borrower or any Subsidiary or Affiliate of the Borrower of its obligations under any asset purchase agreement governing a Specified Asset Sale (in each case, as in effect on the Third Amendment Effective Date and as the same may be amended, supplemented or otherwise modified from time to time other than in a manner materially adverse to the Administrative Agent, the Lenders or the Voting Participants, the “Specified Asset Sale Agreements”), (C)(x) the failure of any representation or warranty set forth in this Third Amendment, the Amended Credit Agreement, any other Loan Document or any certificate or other document delivered in connection herewith or therewith, to be true and correct when made or deemed to have been made as a result of the consummation of the Specified Asset Sales and the performance by the Borrower or any Subsidiary or Affiliate of the Borrower

of its obligations under the Specified Asset Sale Agreements or (y) the failure of the Borrower or any other Loan Party to observe or perform any covenant, condition or agreement set forth in this Third Amendment, the Amended Credit Agreement or any other Loan Document (other than the covenants set forth in Section 2.11 of the Amended Credit Agreement), in each case, to the extent that such failure results from the consummation of the Specified Asset Sales and the performance by the Borrower or any Subsidiary or Affiliate of the Borrower of its obligations under any Specified Asset Sale Agreements in accordance with their respective terms, and/or (D) the occurrence or existence of an Amortization Event, a Potential Amortization Event or a Specified Amortization Event (each, as defined in the Receivables Purchase Agreement, as amended from time to time on or prior to the date hereof) as a result of the consummation of the Specified Asset Sales and the performance by the Borrower or any Subsidiary or Affiliate of the Borrower of its obligations under the Specified Asset Sale Agreements, will, in any such case, in and of itself, cause or otherwise result in a Default or Event of Default under the Amended Credit Agreement; provided that, upon the failure of any Loan Party to comply with any provision of Section 2.11 of the Amended Credit Agreement there shall occur an immediate Event of Default under the Loan Documents, and the foregoing agreements and waivers set forth in this Section II(A) shall be automatically deemed to be null and void and of no further effect.

B.       This Section II is limited precisely as written and shall not be deemed to (i) be a waiver of or a consent to the modification of or deviation from any other term or condition of the Credit Agreement, the Amended Credit Agreement or any other Loan Document or any of the other instruments or agreements referred to therein other than as expressly set forth in this Section II, or (ii) prejudice any right or rights which any of the Lenders or the Administrative Agent or any other Secured Party now have or may have in the future under or in connection with the Credit Agreement, the Amended Credit Agreement, any other Loan Documents or any of the other instruments or agreements referred to therein. Except as expressly set forth in this Section II, the terms, provisions and conditions of the Amended Credit Agreement and other Loan Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

Section III. Amendments to Credit Agreement. Effective as of the Third Amendment Effective Date, the Credit Agreement is hereby amended as follows:

A.       Section 1.01 of the Credit Agreement is amended by:

1.       Amending the definition of Net Cash Proceeds by:

(a)	deleting the text “the amount of all payments required to be made as a result of such Asset Sale to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Asset Sale” appearing in clause (ii) thereof and replacing it with the text “the amount of all payments required to be made as a result of such Asset Sale to repay Indebtedness (other than Loans) secured by such asset on a senior basis to the Loans or otherwise subject to a required mandatory prepayment as a result of such Asset Sale which payments, in each case, are made in accordance with an order of the Bankruptcy Court”.

(b)	deleting the text “and” appearing immediately prior to clause (iii) thereof and replacing it with “,”; and

(c)	adding the following text immediately prior to the “.” appearing at the end of clause (iii) thereof:

“and (iv) solely in connection with the consummation of the DFA Sale, an amount equal to the sum of (x) the “Payroll (from Admin Claims)” payments and (y) the “KERP/STIP” payments, in each case set forth opposite such category in the column for the Month/Week Ending “Apr 5/1/20” as set forth in the post-DFA sale budget delivered pursuant to, and satisfying the condition to the occurrence of the Third Amendment Effective Date set forth in, Section V.D. of the Third Amendment”.

2.       Deleting the definitions of Extended Scheduled Maturity Date and Maturity Extension Conditions.

3.       Amending the definition of Permitted Receivables Financing by inserting the text “except any such amendments or modifications effected on or prior to the Third Amendment Effective Date or otherwise to the extent expressly consented to pursuant to Section II(A) of the Third Amendment,” at the beginning of clause (C) thereof.

4.       Amending the definition of Capital Expenditures by deleting the text “; provided that Capital Expenditures shall not include any such expenditure made in accordance with Section 2.11(b)(ii) with the cash proceeds of any Recovery Event” at the end thereof.

5.       Amending the definition of Revolving Commitment by deleting the text “Section 2.11(b)” appearing therein and replacing it with the text “Section 2.11(d)”.

6.       Amending and restating each of the following definitions as follows:

(a)	“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, or with respect to the commitment fees payable hereunder at any time, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBOR Spread” or “Commitment Fee Rate”, as the case may be, for the applicable period set forth below under the caption “Applicable Period”:

Applicable Period	LIBOR Spread	ABR Spread	Commitment Fee Rate
Prior to the Third Amendment Effective Date	7.00%	6.00%	0.50%
At all times from and after Third Amendment Effective Date	9.00%	8.00%	0.50%

(b)	“Maturity Date” means the earliest to occur of:

(a)       the effective date of a plan of reorganization filed in the Bankruptcy Cases that is confirmed pursuant to an order of the Bankruptcy Court;

(b)       the Final Order ceasing to be in full force and effect for any reason;

(c)       the failure to consummate (x) the DFA Sale in accordance with the DFA Sale Order on or before May 5, 2020 or (y) the Prairie Farms Sale in accordance with the Prairie Farms Sale Order on or before June 1, 2020;

(d)       (x) the acceleration of the Obligations or (y) termination by the Administrative Agent and/or the Required Lenders of the Revolving Commitments (excluding, for the avoidance of doubt, the automatic termination of the Revolving Commitments in accordance with Section 2.11(d)); and

(e)       the Scheduled Maturity Date.

(c)	“Scheduled Maturity Date” means July 31, 2020.

7.       Adding each of the following defined terms in the proper alphabetical order:

“Available Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents held on the balance sheet of, or controlled by, any Loan Party or any of its Restricted Subsidiaries, excluding in each case, (a) any cash or Cash Equivalents held in any trust established pursuant to binding arrangements and agreements existing prior to April 1, 2020 in accordance with past practice for, or otherwise held for the benefit of, any Person (other than the Borrower or any Subsidiary or Affiliate of the Borrower), (b) prior to the first date of satisfaction in full of all payment Obligations under and as defined in the Receivables Purchase Agreement (other than indemnification and other contingent obligations not yet due and owing), (i)  cash controlled or required to be held by any Loan Party or any of its Restricted Subsidiaries for the benefit of any Receivables Financier pursuant to the terms of the Receivables Purchase Agreement and (ii) any Pool Assets (under and as defined in the Receivables Purchase Agreement) and any proceeds thereof and (c) cash and Cash Equivalents received from DFA, Prairie Farms or their respective Affiliates or subsidiaries as consideration for the consummation of the DFA Sale and/or the Prairie Farms Sale.

“Available Cash Reference Date” means the last Business Day of each calendar week, commencing on the first Friday on or following the Third Amendment Effective Date.

“Available Cash Reporting Date” means the first Business Day immediately following each Available Cash Reference Date.

“DFA” means Dairy Farmers of America, Inc.

“DFA Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of April 6, 2020, by and among Dean Foods Company, as the seller, each of the subsidiaries of Dean Foods Company party thereto and DFA, as the buyer, as in effect on the Third Amendment Effective Date and as amended, supplemented or otherwise modified from time to time other than in a manner materially adverse to the Administrative Agent, the Lenders or the Voting Participants.

“DFA Sale” means the sale of certain of the Debtors’ assets to DFA pursuant to the DFA Asset Purchase Agreement as authorized pursuant to the DFA Sale Order.

“DFA Sale Order” means that certain order, among other things, (a) authorizing the DFA Sale free and clear of all claims, liens, interests, and encumbrances, (b) authorizing the Debtors to enter into and perform their obligations under the DFA Asset Purchase Agreement and related documents, and (c) granting related relief [D.I. 1572].

“Maximum Available Cash Amount” means an amount equal to $20,000,000.

“Prairie Farms” means Prairie Farms Dairy, Inc.

“Prairie Farms APA” means that certain Asset Purchase Agreement, dated as of April 8, 2020, by and among Dean Foods Company, as the seller, each of the Subsidiaries of Dean Foods Company listed on the signature pages thereto, as the other selling entities, and Prairie Farms Dairy, Inc., as the buyer, as in effect on the Third Amendment Effective Date and as amended, supplemented or otherwise modified from time to time other than in a manner materially adverse to the Administrative Agent, the Lenders or the Voting Participants.

“Prairie Farms Sale” means the sale of certain of the Debtors’ assets to Prairie Farms pursuant to the Prairie Farms APA as authorized pursuant to the Prairie Farms Sale Order.

“Prairie Farms Sale Order” means that certain order, among other things, (a) authorizing the Prairie Farms Sale free and clear of all claims, liens, interests, and encumbrances, (b) authorizing the Debtors to enter into and perform their obligations under the Prairie Farms APA and related documents, and (c) granting related relief [D.I. 1594].

“Receivables Purchase Agreement” means that certain Ninth Amended and Restated Receivables Purchase Agreement, dated as of November 14, 2019, by and among Dairy Group Receivables, L.P. and Dairy Group Receivables II, L.P., as Sellers, the Servicers from time to time party thereto, the Financial Institutions from time to time party thereto, the Companies from time to time party thereto, and Coöperatieve Rabobank U.A., New York Branch, as LC Bank and as Agent for the Purchasers thereunder.

“Specified Asset Sale Agreements” has the meaning assigned to such term in the Third Amendment.

“Specified Asset Sales” means the sale, transfer or other disposition, whether pursuant to a single transaction or a series of related transactions, of any property, business, line of business, enterprise or asset of the Borrower or any Subsidiary of the Borrower, which may, from time to time on or after the Third Amendment Effective Date, constitute, individually or in the aggregate, a sale, transfer or other disposition of all or substantially all of the assets of the Borrower and/or any of its Subsidiaries, pursuant to an order of the Bankruptcy Court and one or more of (a) the DFA Asset Purchase Agreement, (b) the Prairie Farms APA, (c) that certain Asset Purchase Agreement, dated as of April 8, 2020, by and among Dean Foods Company, Uncle Matt’s Organic, Inc., a Subsidiary of Dean Foods Company, as the seller, and Harmoni Inc., as the buyer, as in effect on the Third Amendment Effective Date and as amended, supplemented or otherwise modified from time to time other than in a manner materially adverse to the Administrative Agent, the Lenders or the Voting Participants, (d) those two certain Asset Purchase Agreements, each dated as of April 7, 2020, and each by and among Dean Foods Company, as the seller, each of the Subsidiaries of Dean Foods Company listed on the signature pages thereto, as the other selling entities, and Producers Dairy Foods, Inc., as the buyer, as in effect on the Third Amendment Effective Date and as amended, supplemented or otherwise modified from time to time other than in a manner materially adverse to the Administrative Agent, the Lenders or the Voting Participants and (e) that certain Asset Purchase Agreement, dated as of April 7, 2020, by and among Dean Foods Company, as the seller, each of the Subsidiaries of Dean Foods Company listed on the signature pages thereto, as the other selling entities, and Mana Saves McArthur, LLC, as the buyer, as in effect on the Third Amendment Effective Date and as amended, supplemented or otherwise modified from time to time other than in a manner materially adverse to the Administrative Agent, the Lenders or the Voting Participants.

“Third Amendment” means that certain Third Amendment to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 1, 2020, among the Borrower, the

Administrative Agent, the Lenders and the Voting Participants party thereto, and the other parties thereto.

“Third Amendment Effective Date” has the meaning assigned to such term in the Third Amendment; which date occurred on May 1, 2020.

B.       Section 2.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)(i) Within one (1) Business Day following the first Available Cash Reporting Date occurring after the date of receipt by any Loan Party or any Restricted Subsidiary of any Net Cash Proceeds in respect of the DFA Sale and/or the Prairie Farms Sale and/or any other Asset Sale or series of Asset Sales during the term of this Agreement, the Borrower shall make a prepayment of the Obligations in an amount which, after giving effect to such prepayment and each other prepayment made pursuant to this Section 2.11 on such date, would result in the aggregate amount of Available Cash as of the immediately preceding Available Cash Reference Date (but giving pro forma effect to such receipt of any Net Cash Proceeds) not exceeding the Maximum Available Cash Amount at that time (each such prepayment to be applied as set forth in clause (d) below), (ii) within one (1) Business Day following the first Available Cash Reporting Date occurring after the date of receipt by any Loan Party or any Restricted Subsidiary of any proceeds in connection with a Recovery Event, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of such cash proceeds net of all third party costs incurred to obtain such cash proceeds (such prepayment to be applied as set forth in clause (d) below), (iii) within one (1) Business Day following the first Available Cash Reporting Date occurring after the date of receipt by any Loan Party or any Restricted Subsidiary of any proceeds of any tax refunds, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of the amount of such tax refunds net of all tax obligations incurred as a result of the receipt of such tax refunds (such prepayment to be applied as set forth in clause (d) below) and (iv) if Available Cash as of any Available Cash Reference Date exceeds the Maximum Available Cash Amount at that time (the Available Cash in excess thereof, the “Excess Available Cash Amount”), then within one (1) Business Day following the first Available Cash Reporting Date thereafter, the Borrower shall prepay the Obligations in an aggregate amount equal to such Excess Available Cash Amount.”

C.       Section 2.11(c) of the Credit Agreement is hereby amended by inserting the words “prior to the consummation of the terms of the DFA Sale in accordance with the DFA Asset Purchase Agreement” immediately after the words “at any time” in the first line thereof.

D.       Section 2.11(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“All such amounts pursuant to Section 2.11(a), (b) and (c) (including, for the avoidance of doubt, amounts pursuant to Section 2.11(b)(i) in connection with the DFA Sale and the Prairie Farms Sale) shall be applied, first, to prepay the Revolving Loans ratably (with a corresponding permanent reduction in Revolving Commitments) until the Revolving Loans are paid in full (and, concurrently with payment in full of the Revolving Loans and Cash Collateralization of all outstanding LC Exposure in full, all Revolving Commitments in excess of Revolving Exposure at such time shall terminate automatically and without further action on the part of any Person), second, to Cash Collateralize outstanding LC Exposure (with a corresponding permanent reduction in Revolving Commitments) until such LC Exposure is Cash Collateralized in full (and, concurrently with payment in full of the Revolving Loans and Cash Collateralization of all outstanding LC Exposure in full, all Revolving Commitments at such time shall terminate automatically and without further action on the part of any Person) and third, after all then outstanding Revolving Loans are paid in full, and all outstanding LC Exposure is Cash Collateralized in full, to prepay the DIP Term Loans ratably. Within the parameters of the applications set forth above, prepayments shall be applied first to ABR Loans and then to LIBOR Loans in direct order of Interest Period maturities. If an Event of Default has occurred and is continuing at the time of any mandatory prepayment, the proceeds thereof shall be applied in accordance with Section 2.18(b).”

E.       Section 2.11(e) of the Credit Agreement is hereby amended by deleting each instance of the text “Section 2.11(b)(i) or (c)” appearing therein and replacing it with the text “Section 2.11(b)(i), (b)(ii), (b)(iii), (b)(iv) or (c)”.

F.       Each of Sections 5.01(a), (b), (f) and (h) of the Credit Agreement is deleted in its entirety and replaced with the text “[Reserved]”.

G.       Section 5.01(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“by no later than 4:00 p.m. (New York time) on:

(i)       each Available Cash Reporting Date, a cash report as of the immediately preceding Available Cash Reference Date setting forth the aggregate amount of all cash, Cash Equivalents and Available Cash held on the balance sheet of, or controlled by, any Loan Party or any of its Restricted Subsidiaries identifying the institution(s) at which such cash and Cash Equivalents are held and the amount of such cash and Cash Equivalents at each institution;

(ii)       Wednesday, May 20, 2020, and on every second Wednesday thereafter (or, if such Wednesday is not a Business Day, the next Business Day) (the “Bi-Weekly Reporting Date”), a reasonably detailed internally generated statement of actual cash flows for the two-week period ended on the Friday immediately preceding such Bi-Weekly Reporting Date, together with a 13-week reasonably detailed update to budget with respect to non-ordinary course actual and reasonably expected, including prospective or contracted asset sales, changes in balances in cash and/or accounts receivable in respect of the Permitted Receivables Financing, any reasonably expected tax refunds and other actual and/or reasonably expected non-ordinary course cash disbursements and receipts (with such supporting detail as the Administrative Agent and its financial advisor may request), a reasonably detailed reconciliation to the last such budget delivered on the Third Amendment Effective Date or, if later, delivered pursuant to this Section 5.01(g)(ii) and, to the extent that any Loan Party or Restricted Subsidiary receives any non-cash proceeds from any source, an explanation as to why such amount has not been received in cash, which updated, modified or supplemented budget shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, provided that no such updated, modified or supplemented budget shall be effective until so approved;

(iii)       the date falling two Business Days after the consummation of the DFA Sale, a statement of the Net Cash Proceeds generated by the DFA Sale and a reasonably detailed final funds flow in respect of the DFA Sale; and

(iv)       the date falling two Business Days after the consummation of the Prairie Farms Sale, a statement of the Net Cash Proceeds generated by the Prairie Farms Sale and a reasonably detailed final funds flow in respect of the Prairie Farms Sale;”

H.       Section 7.01(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrower or any Restricted Subsidiary shall (i) use any Available Cash to make disbursements, expenses and other payments other than (A) as contemplated by any approved budget delivered on the Third Amendment Effective Date or, if later, delivered pursuant to Section 5.01(g)(ii) (save to the extent that the sum of all disbursements, expenses and payments made by the Borrower and its Restricted Subsidiaries does not exceed 110% of budgeted disbursements, expenses and payments for the rolling four-week period ending on the Friday immediately preceding the most recent Bi-Weekly Reporting Date (first tested with respect to the four-week period ending Friday, May 29, 2020)), (B) payments on or about the date of consummation of the DFA Sale or otherwise on or prior to Friday, May 8, 2020, in each case, in connection with the consummation of the DFA Sale, or (C) payments on or about the date of consummation of the Prairie Farms Sale or otherwise on or prior to Friday, May 8, 2020, in each case, in connection with the consummation of the Prairie Farms Sale, (ii) make any payment to an Unrestricted Subsidiary (other than any payment to any Receivables Financier pursuant to the terms of the Receivables Purchase Agreement), or (iii) fail to observe or perform any covenant, condition or agreement contained in (A) Section 2.11(b), (c) or (d), 5.01(g), 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08, 5.11, 5.12, 5.14, 5.17 or in Article VI or (B) Section 5.13, 5.15 or 5.16 and, in the case of this clause (iii)(B), such failure shall continue unremedied for a period of five (5) Business Days after the earlier of a Responsible Officer of the Borrower or any of its Restricted Subsidiaries having knowledge of such breach or notice thereof from the Administrative Agent.”

I.       Section 7.01(f) of the Credit Agreement is hereby amended by inserting the text “or, solely with respect to the Permitted Receivables Financing, to the extent such failure to make payment is permitted (or not prohibited) by the terms thereof as in effect on the Third Amendment Effective Date” immediately prior to the “)).” appearing at the end thereof.

J.       Section 7.01(g) of the Credit Agreement is hereby amended by inserting the text “or the terms of any Permitted Receivables Financing as in effect on the Third Amendment Effective Date” immediately after the text “by the Orders” appearing in clause (i) of the first parenthetical appearing therein.

K.       Section 7.01(o) of the Credit Agreement is hereby amended by deleting the text “Any” appearing at the beginning thereof and replacing it with the text “Other than in respect of any Specified Asset Sale, any”.

L.       Section 7.01(p)(iv) of the Credit Agreement is hereby amended by inserting the text “other than in respect of any Specified Asset Sale,” at the beginning thereof.

Section IV. Representations and Warranties. In order to induce the Administrative Agent, the Consenting Lenders and the Consenting Voting Participants to provide the confirmation set forth in Section II hereof and consent to the amendments and modifications to the Credit Agreement set forth herein, the Borrower represents and warrants that:

A.       On and as of the Third Amendment Effective Date, (a) other than in the case of any Default or Event of Default that would result from the consummation of the Specified Asset Sales and the performance by the Borrower or any Subsidiary or Affiliate of the Borrower of its obligations under any Specified Asset Sale Agreements, immediately before and after giving effect to this Third Amendment, no Default or Event of Default shall have occurred and be continuing and (b) other than to the extent of any inaccuracy that would result from the consummation of the Specified Asset Sales and the performance by the Borrower or any Subsidiary or Affiliate of the Borrower of its obligations under any Specified Asset Sale Agreements, immediately before and after giving effect to the Third Amendment, each representation and warranty of the Loan Parties and their respective Restricted Subsidiaries contained in the Amended Credit Agreement and in each other Loan Document shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the Third Amendment Effective Date (provided that to the extent any such representation or warranty expressly relates to an earlier date, such representation or warranty shall instead be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) as of such earlier date).

B.       Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and, subject to the terms of the Final Order, has all requisite power and authority to carry on its business as now conducted, execute, deliver and perform its obligations under this Third Amendment and the other instruments, agreements and documents to which it is a party and executed and delivered in connection herewith and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

C.       Authorization; Enforceability. Subject to the terms of the Final Order, the execution, delivery and performance of this Third Amendment and the other instruments, agreements and documents to which it is a party and executed and delivered in connection herewith are within each Loan Party’s corporate, limited liability company or partnership powers, will not contravene the terms of any Loan Party’s Organization Documents and have been duly authorized by all necessary corporate and, if required, stockholder, shareholder, member and/or partner action. Subject to the terms of the Final Order, this Third Amendment and the other instruments, agreements and documents to which it is a party and executed and delivered in connection herewith have been duly executed and delivered by the Borrower and each other Loan Party that is a party hereto and constitute a legal, valid and binding obligation of the Borrower and each other Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

D.       Governmental Approvals; No Conflicts. Subject to the terms of the Final Order, the execution, delivery and performance of this Third Amendment and the other instruments, agreements and documents to which it is a party and executed and delivered in connection herewith (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for the filing on or about the Third Amendment Effective Date of one or more current reports on Form 8-K with respect to this Third Amendment, (b) will not violate any material Law applicable to the Borrower or any of its Restricted Subsidiaries, (c) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets (except those as to which waivers or consents have been obtained), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents.

E.       Specified Asset Sale Agreements. The Borrower has delivered to the Administrative Agent, the Lenders and the Voting Participants copies of each of the Specified Asset Sale Agreements as in effect on the Third Amendment Effective Date.

Section V. Effectiveness. This Third Amendment shall become effective on the first date (the “Third Amendment Effective Date”) on which (A) the Borrower, the Administrative Agent and the Consenting Lenders and Consenting Voting Participants constituting all of the Lenders and Voting Participants shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered by way of “.pdf” via email transmission the same to the Administrative Agent and (B) each of the following conditions are satisfied:

A.       Representations and Warranties. Other than to the extent excused pursuant to Section II(A) above, all representations and warranties contained herein shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the Third Amendment Effective Date (both immediately before and after giving effect to the Third Amendment) (provided that to the extent any such representation or warranty expressly relates to an expressly relates to an earlier date, such representation or warranty shall instead be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) and of such earlier date) (and by its execution hereof, the Borrower shall be deemed to have represented and warranted such).

B.       No Default or Event of Default. Other than in the case of any Default or Event of Default that would result from the consummation of the Specified Asset Sales and the performance by the Borrower or any Subsidiary or Affiliate of the Borrower of its obligations under any Specified Asset Sale Agreement, at the time of, and immediately before and after giving effect to this Third Amendment, no Default or Event of Default shall have occurred and be continuing (and by its execution hereof, the Borrower shall be deemed to have represented and warranted such).

C.       Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated the Third Amendment Effective Date, certifying compliance with the conditions set forth in clauses (A) and (B) of this Section V.

D.       Post-DFA Sale Budget. The Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders and the Voting Participants) an approved budget for the 13-week period commencing with the Third Amendment Effective Date with respect to non-ordinary course actual and reasonably expected course, including prospective or contracted asset sales, changes in balances in cash and/or accounts receivable in respect of the Permitted Receivables Financing, any reasonably expected tax refunds and other actual and/or reasonably expected non-ordinary course cash disbursements and receipts (with such supporting detail as the Administrative Agent (or any Lender acting through the Administrative Agent) and its financial advisor may request) (the delivery of which, and the approval of which by the Administrative Agent and the undersigned Lenders and Voting Participants, is hereby acknowledged).

The Administrative Agent shall notify the Borrower and the Lenders of the Third Amendment Effective Date upon the occurrence thereof, and such notice and the effectiveness of this Third Amendment, the consents provided herein and the Amended Credit Agreement shall be conclusive and binding upon all of the Lenders and all of the other parties to the Loan Documents and each of their successors and assigns; provided that, failure to give any such notice shall not affect the effectiveness, validity or enforceability of this Amendment, such consents and the Amended Credit Agreement.

Section VI. Confirmation of Guarantees and Security Interest. By signing this Third Amendment, the Borrower and each other Loan Party, hereby consents to the terms of this Third

Amendment and confirms that at the time of, and immediately before and after giving effect to this Third Amendment, (x) the Secured Obligations of the Loan Parties under the Credit Agreement, as modified or supplemented hereby, the Security Agreement, the other Collateral Documents and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Credit Agreement, the Security Agreement, the other Collateral Documents and the other Loan Documents and (ii) constitute “Secured Obligations” for purposes of the Credit Agreement, the Security Agreement, the other Collateral Documents and all other Loan Documents and (y) the Credit Agreement (as amended hereby), the Security Agreement, each other Collateral Document and each other Loan Document are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and the terms of this Third Amendment shall not affect in any way its obligations and liabilities under any Loan Document (including, without limitation, the guaranty and any grant of security interests and pledges pursuant to the Credit Agreement, the Security Agreement and other Collateral Document or any other Loan Document) to which it is a party (as such Loan Documents are amended or otherwise expressly modified by this Third Amendment (including Section II(A) hereof)). The Borrower and each other Loan Party hereby ratifies and confirms that at the time of, and immediately before and after giving effect to this Third Amendment, all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to any Collateral Document or any other Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Secured Obligations.

Section VII. Reference To and Effect Upon the Loan Documents.

A.       From and after the Third Amendment Effective Date, (i) the term “Agreement,” in the Amended Credit Agreement, and all references to the Credit Agreement in any other Loan Document, shall mean the Credit Agreement as modified hereby and after giving effect to all consents set forth herein, and (ii) this Third Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

B.       This Third Amendment is limited as specified herein and shall not constitute a modification, acceptance or waiver of, or consent to modifications of or deviations from, any other provision of the Credit Agreement, any Collateral Document or any other Loan Document or a novation of existing obligations and liabilities under the Loan Documents (including, for the avoidance of doubt, other rights in respect of the Sale Motion, the Sale Process and the underlying sales contemplated therein as set forth in the Loan Documents). The Credit Agreement, as specifically amended by this Third Amendment (after giving effect to all consents set forth herein), and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

C.       The parties hereto agree that, notwithstanding anything to the contrary set forth in Section 9.23 of the Credit Agreement or the Amended Credit Agreement (as applicable) or any corresponding provision of any other Loan Document, to the extent that Section 5.14 of the Amended Credit Agreement is inconsistent with the Orders as in effect as of the Third Amendment Effective Date and as amended, supplemented or otherwise modified from time to time other than in a manner adverse in any material respect to the Administrative Agent, the Lenders or the Voting Participants, Section 5.14 of the Amended Credit Agreement shall control.

Section VIII. Release; Covenant not to Sue. In consideration of this Third Amendment and the agreements and waivers of the Administrative Agent and the Consenting Lenders and Consenting Voting Participants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, on behalf of itself and each of its Restricted Subsidiaries, and each of their respective successors and assigns (collectively, as the “Releasing Parties”

and each, individually, as a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and each of the Consenting Lenders and Consenting Voting Participants and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Administrative Agent, each Consenting Lender and Consenting Voting Participant and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever of every name and nature now known or unknown, suspected or unsuspected, both at law and in equity, which any Releasing Party may hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever, for or on account of, or in relation to, or in any way in connection with the Third Amendment or the transactions hereunder, in each case which has arisen at any time on or prior to the Third Amendment Effective Date; provided that for the avoidance of doubt, nothing in this Section VIII shall affect continuing obligations of the Releasees under this Third Amendment, the Amended Credit Agreement and the other Loan Documents

The Borrower confirms, on behalf of itself and each other Releasing Party, that it and they (i) understand, acknowledge and agree that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release and (ii) agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

The Borrower, on behalf of itself and each other Releasing Party, hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to this Section VIII.

Section IX. Legal Expenses. The Borrower hereby agrees to pay all reasonable fees and out of pocket expenses of counsel to the Administrative Agent and/or any Lender party hereto incurred by the Administrative Agent or any Lender party hereto in connection with the preparation, negotiation and execution of this Third Amendment and any other instruments and documents executed and delivered in connection herewith. The Borrower hereby reaffirms in all respects its obligations set forth in Section 9.03 of the Credit Agreement and the Amended Credit Agreement and any corresponding provision contained in any Loan Documents, in each case, in accordance with the terms thereof.

Section X. Counterparts, Etc. This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Third Amendment by delivering by facsimile or other electronic transmission a signature page of this Third Amendment signed by such party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute part of this Third Amendment for any other purpose. A complete set of counterparts of this Third Amendment shall be lodged with the Borrower and the Administrative Agent.

Section XI. Governing Law. This Third Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Third

Amendment and the transactions contemplated hereby shall be governed by, and construed and interpreted in accordance with, the Law of the State of New York and, to the extent applicable, the Bankruptcy Code.

Section XII. Headings. The headings, captions and arrangements used in this Third Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Third Amendment, nor affect the meaning thereof.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Third Amendment as of the date first above written.

BORROWER:	DEAN FOODS COMPANY,
as the Borrower

	By:	/s/ Edgar A. DeGuia
Name: Edgar A. DeGuia
Title: Vice President and Treasurer

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

SUBSIDIARY GUARANTORS:

Alta-Dena Certified Dairy, LLC

Berkeley Farms, LLC

Cascade Equity Realty, LLC

Country Fresh, LLC

Dairy Information Systems, LLC

Dairy Information Systems Holdings, LLC

DeAN DAIRY HOLDINGS, LLC

Dean East II, LLC

Dean East, LLC

Dean Foods North Central, LLC

Dean Foods of Wisconsin, LLC

Dean Holding Company

Dean Intellectual Property Services II, Inc.

Dean International Holding Company

Dean Management, LLC

Dean Puerto Rico Holdings, LLC

Dean Services, LLC

Dean Transportation, Inc.

Dean West II, LLC

Dean West, LLC

DFC Aviation Services, LLC

DFC Energy partners, llc

DFC Ventures, LLC

DGI Ventures, Inc.

franklin holdings, inc.

Fresh Dairy Delivery, LLC

Friendly’s Ice Cream Holdings Corp.

Friendly’s Manufacturing and Retail, LLC

Garelick Farms, LLC

Mayfield Dairy Farms, LLC

Midwest Ice Cream Company, LLC

Model Dairy, LLC

Reiter Dairy, LLC

Sampson Ventures, LLC

Shenandoah’s Pride, LLC

Southern Foods Group, LLC

Steve’s Ice Cream, LLC

Suiza Dairy Group, LLC

Tuscan/Lehigh Dairies, Inc.

Uncle Matt’s Organic, Inc.

Verifine Dairy Products of Sheboygan, LLC

	By:	/s/ Kristy N. Waterman
Name: Kristy N. Waterman
Title: Senior Vice President, General Counsel and Corporate Secretary

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

DIPS LIMITED PARTNER II

By:	Delaware Trust Company, not in its individual capacity but solely as Trustee

By:	/s/ Benjamin Hancock
Name: Benjamin Hancock
Title: Assistant Vice President

ADMINISTRATIVE AGENT:	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, an Administrative Agent

	By:	/s/ Stephanie LeBarbara
Name: Stephanie LeBarbara
Title: Vice President

By:	/s/ Eric Hurshman
Name: Eric Hurshman
Title: Managing Director

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

LENDERS:	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender and an Issuing Bank

	By:	/s/ Stephanie LeBarbara
Name: Stephanie LeBarbara
Title: Vice President

By:	/s/ Eric Hurshman
Name: Eric Hurshman
Title: Managing Director

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

CIT Northbridge Credit, as a Lender

By:	/s/ Barbara J. Coffin
Name: Barbara J. Coffin
Title: Authorized Signatory

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

BMO Harris Bank N.A., as a Lender

By:	/s/ Sarah Yates
Name: Sarah Yates
Title: Vice President

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

ACF FinCo I LP, as a Lender

By:	/s/ Oleh Szczupak
Name: Oleh Szczupak
Title: Authorized Signor

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

ING CAPITAL LLC, as a Lender

By:	/s/ Daniel W. Lamprech
Name: Daniel W. Lamprech
Title: Managing Director

By:	/s/ Gonzalo Sanchez
Name: Gonzalo Sanchez
Title: Director

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

BTC HOLDINGS FUND I LLC, as a Lender

By:	Blue Torch Credit Opportunities Fund I LP, its sole member

By:	Blue Torch Credit Opportunities GP LLC, its general partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

BTC HOLDINGS SC FUND LLC, as a Lender

By:	Blue Torch Credit Opportunities SC Master Fund LP, its sole member

By:	Blue Torch Credit Opportunities SC GP LLC, its general partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

PNC Bank, National Association, as a Lender

By:	/s/ Jamie Chioda
Name: Jamie Chioda
Title: Senior Vice President

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

COBANK, ACB, as a Lender

By:	/s/ Wayne P. Graffis
Name: Wayne P. Graffis
Title: Vice President

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

American AgCredit FLCA, as a Voting Participant

By:	/s/ Chris M. Levine
Name: Chris M. Levine
Title: Vice President

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

AgCountry Farm Credit Services, FLCA, as a Voting Participant

By:	/s/ Warren Shoen
Name: Warren Shoen
Title: Senior Vice President

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

Compeer Financial, FLCA, as a Voting Participant

By:	/s/ Kevin Buente
Name: Kevin Buente
Title: Principal Credit Officer

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

Farm Credit Bank of Texas, as a Voting Participant

By:	/s/ Luis M. H. Requejo
Name: Luis M. H. Requejo
Title: Director Capital Markets

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

GreenStone Farm Credit Services, FLCA, as a Voting Participant

By:	/s/ Kyle Hernandez
Name: Kyle Hernandez
Title: Capital Markets Lending Officer

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

Farm Credit Mid-America, FLCA, as a Voting Participant

By:	/s/ Patrick Sauer
Name: Patrick Sauer
Title: Vice President Food & Agribusiness

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

Northwest Farm Credit Services, FLCA, as a Voting Participant

By:	/s/ Jeremy VanderVegt
Name: Jeremy VanderVegt
Title: Vice President

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement

Yosemite Land Bank, FLCA, as a Voting Participant

By:	/s/ Steven M. Mizuno
Name: Steven M. Mizuno
Title: SVP-Credit Administration

Signature Page to Third Amendment to Dean Foods DIP Credit Agreement